EXHIBIT 99.1

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2010 Results

MITCHEL FIELD, N.Y., Dec. 9, 2009 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues of $11.4 million for the second quarter of fiscal year 2010, which ended October 31, 2009, compared to $12.4 million for the preceding quarter and $14.0 million for the same period of fiscal 2009. Revenues for the first six months of fiscal 2010 were $23.8 million compared to $27.1 million for the same period of fiscal 2009.

Operating profit for the second quarter of fiscal 2010 was $242,000, compared to an operating loss of $994,000 in the second quarter of the prior fiscal year. Operating profit in the preceding quarter was $659,000 and $901,000 for the first six months of fiscal 2010, compared to an operating loss of $2.3 million for the first six months of the previous fiscal year.

Net loss for the second quarter of fiscal 2010 was $129,000, or ($0.02) per diluted share, after a $345,000 non-cash loss on the Company's equity investment in Elcom Technologies, Inc. This compares to a net profit of $654,000, or $0.08 per diluted share, in the preceding quarter, and a net loss of $894,000 in the second quarter of the prior year. Net profit for the first six months of fiscal 2010 was $525,000, or $0.06 per diluted share, compared to net loss of $1.7 million, or ($0.20) per diluted share, in the same period of fiscal 2009.

Chairman of the Board General Joseph Franklin made the following comments: "We are very pleased to see operating profits in this quarter despite lower revenues. This is a direct result of the operating efficiencies that our skilled, hard-working staff has achieved. Production capacity continues at expanded levels and during this past quarter R&D funding for new products was increased. In the six weeks since this quarter ended, we have received and responded to the highest level of proposal requests in recent years. We are looking forward to a productive and profitable full fiscal year."

 Reports on the Company's major business areas:

 -- Satellite Payloads:  Revenues from this business area in the second quarter rose moderately to approximately 35% of overall sales.  U.S. Government space programs continued to grow while commercial space programs remained relatively flat quarter-to-
    quarter.  The Company is developing new products to address a larger share of the satellite market and a greater per-
    satellite dollar value.  These products include L and Ku band up-down converters, as well as beacon and telemetry receivers and transmitters.  Tight credit continues to have a major
    impact on the funding and timing of commercial space programs.
 -- U.S. Government/DOD non-satellite programs:   Revenues from
    this business area continued to rise, representing over 30% of consolidated revenues this past quarter.  Bookings for the
    Company's state-of-the-art, low-g sensitivity timing systems now aggregate close to $10 million in programs for development and pilot production.  Approximately half of these bookings remain in current backlog.  Incorporating these technologies into military systems will continue to generate significant growth in future budget cycles.
 -- Telecommunications infrastructure:  Second quarter revenues from shipments of telecommunications equipment declined below
    25% overall, led by a drop in shipments of wireless products.
    Sales of FEI's new US5G wireline synchronization system are expected to increase in the second half of this fiscal year.

 Reporting segments:  (Including inter-segment sales of $635,000.)

 -- FEI-NY revenues were $6.9 million, compared to $7.1 million in the preceding quarter, and $9.8 million in the second quarter of fiscal 2009.  During fiscal 2009 the responsibility for U.S.
    domestic marketing, sales, and support of the US5G
    telecommunications infrastructure product line was transferred from FEI-NY to FEI-Zyfer.  The FEI-NY segment includes revenues from all major business areas.
 -- Gillam-FEI recorded revenues of $2.5 million for this quarter, equal to the preceding quarter, and compared to $2.7 million in the second quarter of fiscal 2009.  The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and from other network management products
 -- FEI-Zyfer revenues were $2.6 million for this quarter, compared to $4.2 million for the preceding quarter and $1.8 million in the second quarter of fiscal 2009.  Fiscal 2010 revenues
    include US5G sales, primarily in the first quarter; fiscal 2009 revenues do not.  The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs.

Chief Financial Officer Alan Miller provided the following comment on the Company's financial report: "During this quarter our gross margin rate was better than 38%, which enabled us to record an operating profit. We also generated an additional $1.5 million in positive operating cash flow and our cash position (cash, cash equivalents and marketable securities) has increased to $16.5 million. For the quarter, our spending on internal R&D exceeded our targeted 10% of revenues, but for the full fiscal year we expect R&D spending to be below 10% of revenues. We are well positioned to leverage our financial and operational strengths into increased profitability as we book additional business."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, December 9, 2009, at 11:00 AM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through January 9, 2010. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 339305.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

              Frequency Electronics, Inc. and Subsidiaries
             Condensed Consolidated Statement of Operations

                                Quarter Ended        Six Months Ended
                                  October 31,           October 31,
                               2009       2008       2009       2008
                               ----       ----       ----       ----
                                 (unaudited)           (unaudited)
                                (in thousands except per share data)

 Revenues                   $  11,395  $  14,026  $  23,836  $  27,089
 Cost of Revenues               7,001     11,311     15,141     21,183
                            ---------  ---------  ---------  ---------
  Gross Margin                  4,394      2,715      8,695      5,906

 Selling and Administrative     2,773      2,835      5,340      5,951
 Research and Development       1,379        874      2,454      2,239
                            ---------  ---------  ---------  ---------
  Operating Profit (Loss)         242       (994)       901     (2,284)
 Interest and Other, Net         (371)      (252)      (376)       (59)
                            ---------  ---------  ---------  ---------
 (Loss) Income before
  Income Taxes                   (129)    (1,246)       525     (2,343)
 Income Tax Benefit                --       (352)        --       (677)
                            ---------  ---------  ---------  ---------
  Net (Loss) Income         $    (129) $    (894) $     525  $  (1,666)
                            =========  =========  =========  =========

 Net (Loss) Income per
  Share:
   Basic                    $   (0.02) $   (0.11) $    0.06  $   (0.20)
                            =========  =========  =========  =========
   Diluted                  $   (0.02) $   (0.11) $    0.06  $   (0.20)
                            =========  =========  =========  =========
 Average Shares Outstanding
   Basic                    8,180,659  8,304,288  8,172,643  8,523,187
                            =========  =========  =========  =========
   Diluted                  8,180,659  8,304,288  8,184,764  8,523,187
                            =========  =========  =========  =========

             Frequency Electronics, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets

                                             October 31,  April 30,
                                                2009        2009
                                                ----        ----
                                                  (in thousands)
 ASSETS
 ------
 Cash & Marketable Securities                $   16,531  $   14,909
 Accounts Receivable                              9,452      10,775
 Costs and Estimated Earnings in Excess
  of Billings                                     2,585       2,193
 Inventories                                     27,263      26,051
 Other Current Assets                             2,410       2,143
 Property, Plant & Equipment                      7,332       7,961
 Other Assets                                    13,741      13,888
                                             ----------  ----------
                                             $   79,314  $   77,920
                                             ==========  ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Current Liabilities                         $    7,022  $    8,040
 Long-term Obligations and Other                 10,706      10,714
 Stockholders' Equity                            61,586      59,166
                                             ----------  ----------
                                             $   79,314  $   77,920
                                             ==========  ==========

CONTACT:  Frequency Electronics, Inc.
          Alan Miller, CFO
          General Joseph P. Franklin, Chairman
          (516) 794-4500
          www.frequencyelectronics.com